Exhibit 99.1

Contact: Charity Frantz
April 22, 2016	570-724-0225
charityf@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND AND

APPROVES NEW SHARE REPURCHASE PROGRAM

For Immediate Release:

Wellsboro, PA – The Board of Directors of Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC), parent company of Citizens & Northern Bank, has declared a dividend on the Company’s common stock and approved a new treasury stock repurchase program.

Declaration of the regular quarterly cash dividend of $0.26 per share was made at the April 21, 2016 meeting of the Company's Board of Directors. The dividend is payable on May 13, 2016 to shareholders of record as of May 2, 2016.

Announcement of a new treasury stock repurchase program follows the recent completion of a common stock repurchase plan authorized by the Board of Directors in July 2014. In total, 622,500 shares, or 5% of the total shares outstanding on July 16, 2014, were repurchased under the previous program for a total cost of $12,140,000, at an average price of $19.50 per share.

Under the newly approved stock repurchase program, the Company is authorized to repurchase up to 600,000 shares of the Company’s common stock, or slightly less than 5% of the Company’s issued and outstanding shares at April 19, 2016. As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases under the program may be made from time to time in the open market at prevailing prices, or through privately negotiated transactions.

Consistent with the previous program, the Board of Directors’ April 21, 2016 authorization provides that: (1) the new treasury stock repurchase program shall be effective when publicly announced and shall continue thereafter until suspended or terminated by the Board of Directors, in its sole discretion; and (2) all shares of common stock repurchased pursuant to the new program shall be held as treasury shares and be available for use and reissuance for purposes as and when determined by the Board of Directors including, without limitation, pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan and its equity compensation program.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Company’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.